Exhibit 10.10

AGNC INVESTMENT CORP.
2016 EQUITY AND INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of [______________], 20[ ] (the “Date of Grant”), by and between AGNC Investment Corp., a Delaware corporation (the “Company”), and [_______________] (“Grantee”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2016 Equity and Incentive Compensation Plan (the “Plan”). As used in this Agreement:

(a)	“Manager” means AGNC Mortgage Management, LLC.

(b)
“Re-Externalization” means (i) a sale, merger or other transaction that results in the transfer or issuance of a majority of the outstanding equity interests of the Manager or AGNC Management, LLC to a person or entity other than a Subsidiary of the Company (a “Third-Party Manager”); or (ii) the Company enters into or otherwise becomes a party to a management, investment advisory and/or administrative services agreement with a Third-Party Manager pursuant to which the Third-Party Manager will provide all or substantially all of the investment advisory and administrative functions (e.g., accounting, treasury, legal, finance, investor relations, back office, or other non-investment advisory services) of the Company.

(c)
“Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the RSUs (as defined in Section 2 hereof) covered by this Agreement, (ii) that has a value at least equal to the value of the RSUs covered by this Agreement, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (iv) the tax consequences of which to Grantee under the Code are not less favorable to Grantee than the tax consequences of the RSUs covered by this Agreement, (v) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the RSUs covered by this Agreement (including the provisions that would apply in the event of a subsequent Change of Control or if the surviving entity is internally managed, an externalization of management) and (vi) that provides for accelerated vesting in the event that Grantee’s employment is terminated by the Company or any of its Subsidiaries (or any of their successors) as a result of a Termination Without Cause that occurs during the 24-month period following such Change of Control (and such Replacement Award shall be paid to Grantee within ten (10) days following such Termination Without Cause). A Replacement Award may be granted only to the extent it does not result in the RSUs covered by this Agreement or the Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs covered by this Agreement if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1(c) are satisfied will be made by the Committee, as constituted immediately prior to the Change of Control, in its sole discretion.

(d)
“Termination Without Cause” means the termination by Grantee’s employer of Grantee’s employment for any reason, other than as a result of Grantee’s death or permanent disability (as determined by the employer) or as a result of (i) the commission by Grantee of a felony or a fraud, (ii) conduct by Grantee that brings Grantee’s employer into substantial public disgrace or disrepute, (iii) gross negligence or gross misconduct by Grantee with respect to Grantee’s employer, (iv) Grantee’s abandonment of Grantee’s employment, (v) Grantee’s insubordination or failure to follow the directions of the individual(s) to whom Grantee reports, which is not cured (if curable) within three (3) days after written notice thereof to Grantee, (vi) Grantee’s breach of a material employment policy of Grantee’s employer, which is not cured (if curable) within three (3) days after written notice thereof to Grantee or (vii) any other breach by Grantee of any agreement with Grantee’s employer which is material and which is not cured (if curable) within thirty (30) days after written notice thereof to Grantee.

2.
Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Grantee [_____] Restricted Stock Units (the “RSUs”). Each RSU shall represent the right of Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.
Restrictions on Transfer of RSUs. Neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to Grantee pursuant to Section 7 hereof, other than as described in Section 15 of the Plan.

4.
Vesting. The RSUs covered by this Agreement shall become nonforfeitable and payable to Grantee pursuant to Section 7 hereof with respect to one-third (1/3) of the RSUs granted pursuant to this Agreement on each of [        ]

if Grantee remains continuously employed by the Company or any of its Subsidiaries (or any of their successors) as of each such date.

5.
Accelerated Vesting. Notwithstanding the provisions of Section 4 hereof, all of the RSUs covered by this Agreement that have not already vested and become nonforfeitable pursuant to Section 4 hereof will become nonforfeitable and payable to Grantee pursuant to Section 7 hereof earlier than the time provided in Section 4 hereof upon the occurrence of the earliest of any of the following events:

(a)
While Grantee is continuously employed by the Company or any of its Subsidiaries (or any of their successors), a Change of Control occurs and a Replacement Award is not provided to Grantee on the date of such Change of Control.

(b)
While Grantee is continuously employed by the Company or any of its Subsidiaries (or any of their successors): (i) a Re-Externalization occurs and on the date of such Re-Externalization, or during the thirty (30) day period thereafter if as a result of such Re-Externalization, (A) Grantee’s job title, duties or responsibilities are materially and adversely changed, (B) Grantee’s annual base salary or annual cash bonus opportunity is materially reduced or (C) Grantee’s principal office is relocated to a location that is in excess of fifty (50) miles from Bethesda, Maryland; or (ii) a Re-Externalization occurs pursuant to Section 1(b)(ii) hereof and as of the date of such Re-Externalization, the Third-Party Manager (or any of its affiliates) has failed to provide Grantee with an offer of employment that provides for (A) a job title, duties or responsibilities that are materially no less favorable than Grantee’s job title, duties or responsibilities immediately prior to such Re-Externalization, (B) an annual base salary and an annual cash bonus opportunity that are materially no less favorable than Grantee’s annual base salary and annual cash bonus opportunity immediately prior to such Re-Externalization and (C) a principal office location that is not in excess of fifty (50) miles from Bethesda, Maryland (in any such case, as determined by the Committee, in its sole discretion).

(c)
During the 24-month period following a Re-Externalization, Grantee’s employment is terminated by the Manager (or any of its successors) or the Third-Party Manager (or any of its affiliates), as applicable, as a result of a Termination Without Cause.

6.
Forfeiture. Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Section 4 or Section 5 hereof, the RSUs covered by this Agreement shall be forfeited automatically and without further notice, and shall no longer be considered covered by this Agreement, on the date on which Grantee ceases to be employed by the Company or any of its Subsidiaries, the Manager (including following a Re-Externalization pursuant to Section 1(b)(i) hereof) or any of its subsidiaries, the Third-Party Manager (following a Re-Externalization pursuant to Section 1(b)(ii) hereof) or any of its subsidiaries or any of their respective successors. For purposes of the preceding sentence, if Grantee commences employment with the Third-Party Manager on the date of a Re-Externalization pursuant to Section 1(b)(ii) hereof pursuant to an offer of employment made by the Third-Party Manager on or before the date of such Re-Externalization, Grantee’s termination of employment with the Company or any of its Subsidiaries on the date of such Re-Externalization shall not constitute a cessation of continuous employment for purposes of this Agreement.

7.	Form and Time of Payment of RSUs.

(a)
Form. Payment in respect of the RSUs, after and to the extent they have become nonforfeitable pursuant to Section 4 or Section 5 hereof, shall be made in the form of shares of Common Stock. Payment shall only be made in whole shares of Common Stock; any fractional shares shall be paid to Grantee in cash. The Company’s obligations to Grantee with respect to the RSUs will be satisfied in full upon the issuance of the shares of Common Stock (or, with respect to fractional shares, upon the payment in cash) corresponding to such RSUs.

(b)	Timing.

(i)	RSUs that become nonforfeitable pursuant to Section 4 hereof shall be paid within ten (10) days following the date on which such RSUs become nonforfeitable.

(ii)	RSUs that become nonforfeitable pursuant to Section 5(a) hereof shall be paid on the date of such Change of Control.

(iii)	RSUs that become nonforfeitable pursuant to Section 5(b) hereof shall be paid within ten (10) days following the date on which such RSUs become nonforfeitable.

(iv)
RSUs that become nonforfeitable pursuant to Section 5(c) hereof shall be paid on the first payroll date following the 60th day after such termination of employment; provided that Grantee shall have first executed and not revoked a release of claims in favor of the Company and its Subsidiaries, in a form provided by the Company; provided further that, for the avoidance of doubt, in no event shall such RSUs be paid to Grantee after March 15 of the calendar year following the calendar year in which such termination occurs.

Notwithstanding the foregoing, if Grantee has made a permitted deferral election with respect to any RSUs covered by this Agreement, such RSUs shall be paid at the time set forth in such deferral election.

8.	Dividend Equivalents; Other Rights.

(a)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid to Grantee in accordance with Section 7 hereof or (ii) the time when Grantee’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 6 hereof, on the date that the Company pays a cash dividend (if any) or other cash distribution to holders of shares of Common Stock generally, Grantee shall be entitled to a number of additional RSUs determined by dividing (A) the product of (x) the dollar amount of such cash dividend or other cash distribution paid per share of Common Stock on such date and (y) the total number of RSUs (including dividend equivalents credited thereon) previously credited to Grantee pursuant to this Agreement as of such date, to the extent such RSUs have not become nonforfeitable and paid to Grantee in accordance with Section 7 hereof, by (B) the Market Value per Share on such date. Such dividend equivalents (if any) shall be subject to the same applicable terms and conditions (including vesting, forfeitability, dividend equivalents and payment) as apply to the RSUs as to which the dividend equivalents were credited.

(b)
Grantee shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to Grantee pursuant to Section 7 hereof.

(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock or pay cash in the future, and the rights of Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

9.
No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of Grantee.

10.
Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

11.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to Grantee of shares of Common Stock or any other payment to Grantee or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Grantee may elect that all or any part of such withholding requirement be satisfied by other means, including the retention by the Company of a portion of the shares of Common Stock to be delivered to Grantee or by delivering to the Company other shares of Common Stock held by Grantee (or proceeds from the sale thereof) or cash. If such election is made, the shares of Common Stock used for such withholding will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date of payment pursuant to Section 7 hereof. In no event will the amount that is withheld pursuant to this Section 11 to satisfy applicable withholding taxes exceed the maximum statutory tax rates applicable with respect to Grantee.

12.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

13.
Clawback. The RSUs shall be subject to the Company’s Clawback Policy, as in effect on the Date of Grant, as may be amended or supplemented from time to time as a result of the Board’s good faith anticipation of (and in accordance with the proposed rules regarding), or in order to comply with, the final rules or regulations adopted by the U.S. Securities and Exchange Commission and the NASDAQ Stock Market that implement the incentive-based compensation recovery requirements set forth in Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable legal requirements or listing standards that may be enacted and in effect from time to time.

14.
Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries (or any of their successors) and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries (or any of their successors).

15.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s written consent and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure exemption from or compliance with Section 409A of the Code or Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, including as a result of the implementation of, or modification to, any clawback policy the Company adopts, or has adopted, to comply with the requirements set forth in Section 10D of the Exchange Act.

16.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. To the extent not expressly set forth in this Agreement, the terms of the Plan shall govern.

18.
Acknowledgement. Grantee acknowledges that Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

19.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

20.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

21.
Notices. Any notice to the Company provided for herein shall be in writing (including electronically) to the Company, marked Attention: General Counsel, and any notice to Grantee shall be addressed to Grantee at Grantee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

22.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

23.
Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to comply with or be exempt from Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding anything in this Agreement or the Plan to the contrary, all payments made to Grantee pursuant to this Agreement will be made within the short-term deferral period specified in Treasury Regulation §1.409A-1(b)(4).

24.
Counterparts. This Agreement may be executed in one or more counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has executed this Agreement, as of the Date of Grant.

AGNC INVESTMENT CORP.

By:
Name:
Title:

GRANTEE’S SIGNATURE

Print Name: _________________